Exhibit 99.1

CONTACT: Glen L. Ponczak	For Immediate Release:
414-524-2375	July 26, 2006

Johnson Controls Announces Executive Organizational Changes and Promotions

Milwaukee, Wisconsin, July 26, 2006 . . . Johnson Controls (NYSE: JCI), Inc. today announced new executive organizational changes and promotions.

Steve Roell, vice-chairman and executive vice president, has been named chairman of a newly formed Executive Operating Committee (EOC) comprised of key senior leaders.

Keith Wandell has been elected to the additional role of president and chief operating officer of Johnson Controls. The company’s three businesses, interior experience, building efficiency and power solutions, will report to Mr. Wandell.

John M. Barth, Johnson Controls chairman and chief executive officer, said “The EOC is charged with driving the company forward with a continued emphasis on people development, world-class execution and a strong focus on our customers. Our company has built an enviable track record for growth and profitability on a regional and global basis. I am convinced that this has been achieved because of our outstanding people, successful global leaders and a strong commitment to excellence. The new EOC can help secure continuing future success for Johnson Controls.”

Mr. Roell, 56, was named vice chairman in 2005 and executive vice president in 2004. He served as vice president and chief financial officer from 1991 to 2004. He joined the company in 1982.

Mr. Wandell, 56, was named an executive vice president in 2005 and president of the automotive group in 2003. He also served as president of the battery business from 2000 to 2005. He joined the company in 1988.

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Johnson Controls is a global leader in interior experience, building efficiency and power solutions. The company provides innovative automotive interiors that help make driving more comfortable, safe and enjoyable. For buildings, it offers products and services that optimize energy use and improve comfort and security. Johnson Controls also provides batteries for automobiles and hybrid electric vehicles, along with systems engineering and service expertise. Founded in 1885, the company has its headquarters in Milwaukee, Wisconsin. For additional information, please visit http://www.johnsoncontrols.com.

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(Note: Photos of Mr. Roell and Mr. Wandell are available for download at http://www.jci.com/corp/pressroom.htm)